================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    Consolidated Freightways Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 12, 1997


                [LOGO OF CONSOLIDATED FREIGHTWAYS CORPORATION]




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                [LOGO OF CONSOLIDATED FREIGHTWAYS CORPORATION]

175 Linfield Drive                                       Telephone: 415/326-1700
Menlo Park, California 94025

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              Monday, May 12, 1997
                            10:00 A.M., Pacific Time
    Hyatt Rickey's in Palo Alto, 4219 El Camino Real, Palo Alto, California

FELLOW SHAREHOLDER:

  The Annual Meeting of Shareholders of the Company will be held at 10:00 A.M., Pacific Time, on Monday, May 12, 1997 to:

  1. Elect three Group 1 directors for a three-year term.

  2. Transact any other business properly brought before the meeting.

  Shareholders of record at the close of business on March 17, 1997, are entitled to notice of and to vote at the meeting.

  Your vote is important. Whether or not you plan to attend, I urge you to SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you may submit.

                                         Sincerely,

                                         /s/ MARYLA R. BOONSTOPPEL
                                         MARYLA R. BOONSTOPPEL
                                         Vice President and Secretary

April 1, 1997

                     CONSOLIDATED FREIGHTWAYS CORPORATION

                              175 Linfield Drive
                         Menlo Park, California 94025
                            Telephone: 415/326-1700

                                PROXY STATEMENT

                                 April 1, 1997

  The Annual Meeting of Shareholders of Consolidated Freightways Corporation (the "Company") will be held on May 12, 1997. Shareholders of record at the close of business on March 17, 1997 will be entitled to vote at the meeting. This proxy statement and accompanying proxy are first being sent to shareholders on or about April 1, 1997.

NEW INDEPENDENT COMPANY

  On December 2, 1996, Consolidated Freightways, Inc. (renamed CNF Transportation Inc., and referred to in this proxy statement as "CNF") made a distribution ("Distribution") to its shareholders of all shares of the Company. The Company thereby became an independent, publicly held company. The Company is a full service trucking company, whose subsidiaries compete primarily in the North American less-than-truckload segment of the general freight industry.

BOARD OF DIRECTORS' RECOMMENDATION

  The Board of Directors of the Company is soliciting your proxy for use at the meeting and any adjournment or postponement of the meeting. The Board recommends a vote for the election of the three nominees for directors described below.

PROXY VOTING PROCEDURES

  To be effective, properly signed proxies must be returned to the Company prior to the meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if no instructions are given, your shares will be voted in favor of the three directors nominated. The Board of Directors does not know of any other matters to be presented at the meeting. If any other matters are properly presented, the persons named on the accompanying proxy will vote according to their best judgment.

VOTING REQUIREMENTS

  The holders of a majority of the outstanding shares of Common Stock of the Company must be represented in person or by proxy at the meeting to establish a quorum for action at the meeting. The three nominees who receive the greatest number of votes cast for election of directors at the meeting will be elected directors for a three-year term. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. They have the same effect as votes against proposals presented to shareholders other than election of directors. In the election of directors, "non-votes" will be disregarded and have no effect on the outcome of the vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

VOTING SHARES OUTSTANDING

  At the close of business on March 17, 1997, the record date for the Annual Meeting, there were outstanding and entitled to vote 22,025,323 shares of Common Stock. Each share of Common Stock has the right to one non-cumulative vote.

PROXY VOTING CONVENIENCE

  You are encouraged to exercise your right to vote by returning to the Company a properly executed WHITE proxy in the enclosed envelope, whether or not you plan to attend the meeting. This will ensure that your votes are cast.

  You may revoke or change your proxy at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; (2) submit a later dated proxy, or (3) attend the meeting and vote in person.

                             ELECTION OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

  Pursuant to the Bylaws, the Board of Directors of the Company has determined that the number of Directors of the Company shall be nine. Three directors are elected each year.

  The following persons are the nominees of the Board of Directors for election as Group 1 directors to serve for a three-year term until the Annual Meeting of Shareholders to be held in the year 2000 and until their successors are duly elected and qualified:

                                W. Roger Curry
                                G. Robert Evans
                                James B. Malloy

  If a nominee becomes unable or unwilling to serve, proxy holders are authorized to vote for election of such person or persons as shall be designated by the Board of Directors. The Board of Directors knows of no reason why any nominee should be unable or unwilling to serve.

  The Company has three groups of directors, each of which is elected for a three-year term. Group 2 directors will be elected in 1998 and Group 3 directors will be elected in 1999. All directors were previously elected by CNF as the sole shareholder prior to the Distribution.

NOMINEES WITH TERMS EXPIRING IN 2000

W. ROGER CURRY -- age 58

  President and Chief Executive Officer of the Company since December 2, 1996. He also served as President and Chief Executive Officer of the Company's trucking subsidiary, Consolidated Freightways Corporation of Delaware, since July 1994. He served as a Senior Vice President of CNF (a diversified transportation company), from 1986 to December 1996 and as President of CNF's subsidiary, Emery Air Freight Corporation (an air freight company), from 1991 to July 1994.

G. ROBERT EVANS -- age 65

  Chairman of the Board of Material Sciences Corporation (a developer of materials and technologies for emerging markets) since 1991. He is a director of Fibreboard Corporation and Swift Energy Company. Mr. Evans is Chairman of the Company's Audit Committee.

JAMES B. MALLOY -- age 69

  He served as President and Chief Executive Officer of Jefferson Smurfit Corporation and its affiliate, Container Corporation of America, (integrated multinational paper and packaging manufacturers) from 1980 to 1993. Mr. Malloy is a director of Mercantile Bancorporation and The Jefferson Smurfit Group plc. He is a member of the Company's Compensation Committee.

DIRECTORS WITH TERMS EXPIRING IN 1998

PAUL B. GUENTHER -- age 56

  Retired President of PaineWebber Group, Inc. (a full service securities firm). He served as President of PaineWebber Group, Inc. from 1994 to 1995 and President of PaineWebber Incorporated (a full service securities firm) from 1988 to 1995. Mr. Guenther is a member of the Company's Audit Committee.

J. FRANK LEACH -- age 76

  Partner of Sequoia Associates (a private investment firm) since 1982. He is Chairman of the Board of Acme Fixtures and Casework, Inc., and a director of the Clayton Group, Inc., Material Sciences Corporation, Basic American Foods, Inc., Newell Industrial Corporation, Champion Road Machinery Limited and Golden Valley Produce, Inc. Mr. Leach is Chairman of the Company's Compensation Committee.

WILLIAM D. WALSH -- age 66

  Partner of Sequoia Associates (a private investment firm) since 1982. He is Chairman of the Board of Champion Road Machinery Limited, the Clayton Group, Inc., Newell Manufacturing Corporation, Newell Industrial Corporation, Golden Valley Produce LLC, and a director of Basic Vegetable Products, Inc., Newcourt Credit Group Inc., National Education Corporation, URS Corporation, and Crown Vantage, Inc. Mr. Walsh is Chairman of the Board of the Company and a member of the Company's Audit Committee.

DIRECTORS WITH TERMS EXPIRING IN 1999

ROBERT W. HATCH -- age 58

  Chairman and Chief Executive Officer of Cereal Ingredients, Inc. (a specialty ingredient manufacturer and laboratory, providing fat-free and high fiber products) since 1991. He also served as Chairman of the Board of Chromcraft Revington (a diversified furniture manufacturer) from 1992 to 1993, and Chairman, President, and Chief Executive Officer of Mohasco (a manufacturer of upholstered and case goods furniture) from 1989 to 1992. Mr. Hatch is a member of the Company's Compensation Committee.

JOHN M. LILLIE -- age 60

  Chairman of The Epic Team (a manufacturer of premium bicycles and accessories) since 1996. He also served as President and Chief Operating Officer of American Presidents Companies (a provider of global container transportation) from 1990 to 1992, and as Chairman, President and Chief Executive Officer of that company from 1992 to 1995. Mr. Lillie is a director of Vons, Inc., The Gap, Inc., The Harper Group and Walker Interactive Corporation. Mr. Lillie is a member of the Company's Audit Committee.


RAYMOND F. O'BRIEN -- age 74

  Chairman Emeritus of CNF since 1995. He served as President of CNF (a diversified transportation services company) from 1975 through 1988 and as Chief Executive Officer of CNF from 1977 to 1988 and from 1990 to 1991. Mr. O'Brien also served as Chairman of the Board of CNF from 1979 through 1995. He is a director of Watkins-Johnson Company and Champion Road Machinery Limited. Mr. O'Brien is a member of Company's Compensation Committee.

              STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding beneficial ownership of the Company's Common Stock, as of February 28, 1997, by the directors, the six most highly compensated executive officers and by the directors and executive officers as a group.

                                              AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)  CLASS(2)
------------------------                     ----------------------- ----------
Patrick H. Blake............................      150,377 Common           *
W. Roger Curry..............................      311,736 Common        1.40%
G. Robert Evans.............................       21,768 Common           *
Paul B. Guenther............................       40,000 Common           *
Robert W. Hatch.............................       21,500 Common           *
J. Frank Leach..............................       32,000 Common           *
John M. Lillie..............................       30,000 Common           *
James B. Malloy.............................       20,000 Common           *
David F. Morrison...........................      150,156 Common           *
Raymond F. O'Brien..........................       45,145 Common           *
Stephen D. Richards.........................      125,457 Common           *
Phillip W. Seeley...........................        9,674 Common           *
William D. Walsh............................      225,796 Common        1.02%
Robert E. Wrightson.........................      125,371 Common           *
All directors and executive officers as a
group (14 persons)..........................    1,308,980 Common        5.69%

--------
 * Less than one percent of the Company's outstanding shares of Common Stock.

(1) Represents shares as to which the individual has sole voting and investment power (or shares such power with his spouse). The shares shown include awards of restricted stock made in connection with the Distribution pursuant to the Company's 1996 Stock Option and Incentive Plan, as follows: 300,000 shares to Mr. Curry, 150,000 shares each to Messrs. Blake and Morrison, 125,000 shares each to Messrs. Richards, Walsh and Wrightson, and 20,000 shares each to the remaining persons named, except Mr. Seeley. Mr. Seeley resigned from the Company on December 28, 1996, and forfeited his restricted stock award. Shares will not be issued until restrictions lapse at which time the holders will have the right to vote such stock. No restrictions have yet lapsed.

(2) The percent is calculated based on shares of Common Stock outstanding on February 28, 1997, except that restricted stock is deemed outstanding for the purpose of calculating the percentage of outstanding securities owned by a person, but is not deemed outstanding for calculating the percentage owned by another person.

     INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

  During 1996, the Board of Directors held one meeting, which was attended by all of the incumbent directors.

  The Board of Directors has standing Audit and Compensation Committees which were formed at the time of the Distribution on December 2, 1996. The Compensation Committee held one meeting in 1996. All Committee members attended. The Audit Committee did not meet in 1996.

  AUDIT COMMITTEE: The Audit Committee recommends to the Board of Directors the appointment of independent public accountants to perform the audit of the Company's accounting records and authorizes the performance of services by the accountants so appointed. The Committee reviews the annual audit of the Company by the independent public accountants, and, in addition, annually reviews the results of the examinations of accounting procedures and controls performed by the Company's internal auditors. The members of the Audit Committee are G. Robert Evans--Chairman, Paul B. Guenther, John M. Lillie and William D. Walsh.

  COMPENSATION COMMITTEE: The Compensation Committee recommends to the Board the salaries and other compensation of the officers of the Company. The Committee determines the compensation policies and programs for officers and key personnel and incentive compensation for employees of the Company and its domestic subsidiaries. It oversees the administration of the Company's short-term and long-term incentive compensation plans and grants awards under the Company's 1996 Stock Option and Incentive Plan. The Committee also oversees the administration of the retirement and benefit plans of the Company and its domestic subsidiaries for non-contractual employees. The members of the Compensation Committee are J. Frank Leach--Chairman, Robert W. Hatch, James B. Malloy and Raymond F. O'Brien.

                           COMPENSATION OF DIRECTORS

  During 1996, each non-employee director was paid a meeting fee of $1,250. In addition, a restricted stock award of 20,000 shares of the Company's Common Stock was made to each non-employee director on December 2, 1996, except the Chairman of the Board who received a restricted stock award of 125,000 shares of the Company's Common Stock. Awards are restricted and subject to forfeiture until continued service and stock price appreciation requirements are met. One-third of the award vests if the director serves the Company for one year from the grant date and the Company's Common Stock thereafter trades for ten consecutive trading days at an average price that is 20% higher than the base price. The base price is $7.475, representing the average closing price of the Common Stock over the first five trading days as a publicly held company. Each additional one-third of the award vests based on two and three years of service and thereafter the stock trades at 40% and 60% above the base price, respectively. Prior to vesting, awards are forfeited upon voluntary termination of service or termination for cause, and within one year from termination because of death or disability or termination of service other than for cause. All awards will be forfeited on December 2, 2001 if the required stock price appreciation has not been achieved.

                      COMPENSATION OF EXECUTIVE OFFICERS

                         I. SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the next five most highly compensated officers ("the Named Executives") for the three years ended December 31, 1996.

                                                                  LONG-TERM
                                ANNUAL COMPENSATION            COMPENSATION(4)
                         ---------------------------------- ---------------------
                                                            RESTRICTED SECURITIES
                                               OTHER ANNUAL   STOCK    UNDERLYING  ALL OTHER
NAME AND                       SALARY   BONUS  COMPENSATION   AWARDS    OPTIONS   COMPENSATION
PRINCIPAL POSITION       YEAR   ($)    ($)(2)     ($)(3)      ($)(5)     (#)(6)      ($)(7)
------------------       ---- -------- ------- ------------ ---------- ---------- ------------
W.R. CURRY(1)........... 1996 $412,048     --    $73,348    $2,242,500   35,526      $5,478
President & Chief        1995  412,048     --     71,958           --    35,526       6,667
Executive Officer        1994  363,944 419,740    83,648           --   124,786      10,455

P.H. BLAKE.............. 1996  231,764     --        847     1,121,250    9,474       2,707
Exec. Vice President     1995  231,764     --      1,134           --     9,474       3,356
Operations               1994  193,022     --     27,711           --    37,954       2,632

D.F. MORRISON (1)....... 1996  211,510  57,959     1,009     1,121,250    8,882       2,783
Exec. Vice President     1995  187,564   5,383       --            --     7,697       3,031
& Chief Fin. Officer     1994  175,480  95,216       --            --     7,460       2,980

S.D. RICHARDS (1)....... 1996  199,992     --     47,370       934,375    5,921       3,114
Senior Vice President    1995  181,372   5,136       --            --       --        3,187
& General Counsel        1994  164,872  52,308       --            --       --        3,717

P.W. SEELEY (1) (7)..... 1996  250,692     --        710       934,375    9,474      66,569
Exec. Vice President     1995  250,692     --     50,551           --     9,474       3,456
Sales and Marketing      1994  230,940 125,246       153         ----    41,447       3,674

R.E. WRIGHTSON (1)...... 1996  234,884     --     18,797       934,375    9,474       3,396
Senior Vice President    1995  234,884     --     18,443           --     9,474       4,433
& Controller             1994  216,395 117,358    14,383           --    40,026       5,081

-------
(1) Mr. Curry served as President and CEO of Emery Worldwide, a subsidiary of CNF, to July, 1994; Mr. Morrison served as Vice President and Treasurer of CNF to September, 1996; Mr. Richards served as Deputy General Counsel of CNF to September, 1995; Mr. Seeley served as Vice President-Administration and Technology of CNF to July, 1994; and Mr. Wrightson served as Vice President and Controller of CNF to July, 1994. Compensation for such periods was paid by CNF.

(2) The amounts shown in this column reflect payments under short-term incentive compensation plans in which all regular, full-time, non-contractual employees of CNF and the Company were eligible to participate.

(3) Includes: (a) relocation expense of $27,346 in 1994 for Mr. Blake, relocation expense of $49,900 in 1995 for Mr. Seeley and relocation expense of $46,354 in 1996 for Mr. Richards; (b) interest earned and deferred under CNF's long-term incentive plan equal to $73,348, $71,958 and $56,121 in 1996, 1995, 1994, respectively, for Mr. Curry; $202, $197 and $153 in 1996, 1995 and 1994, respectively, for Mr. Seeley; and $18,797, $18,443, and $14,383 in 1996, 1995 and 1994, respectively, for
    Mr. Wrightson; and (c) above market deferred compensation interest equal to $27,527 for Mr. Curry in 1994; $847, $1,134 and $365 for Mr. Blake in 1996, 1995 and 1994, respectively; $1,009 for Mr. Morrison in 1996; $508 and $454 for Mr. Seeley in 1996 and 1995, respectively, and $1,016 for Mr. Richards in 1996.

4) There were no long-term incentive payouts in 1996, 1995 or 1994.

(5) The following restricted stock awards were made on December 2, 1996, under the Company's Stock Option and Incentive Plan: Mr. Curry, 300,000 shares; Mr. Blake and Mr. Morrison, 150,000 shares each; and Mr. Richards, Mr. Seeley and Mr. Wrightson, 125,000 shares each. The dollar amount was calculated by multiplying the number of restricted stock shares awarded by $7.475, representing the average closing price of the Company's Common Stock over the first five trading days as a publicly held company. Dividends, if any, will be credited on the restricted share awards. See the preceding "Compensation of Directors" for the vesting and forfeiture provisions of the grants. As of December 31, 1996, the value of these shares was: Mr. Curry, $2,662,500; Mr. Blake, $1,331,250; Mr. Morrison, $1,331,250; Mr. Richards, $1,109,375; and Mr. Wrightson, $1,109,375. Mr.
    Seeley forfeited his shares with his resignation, effective December 28, 1996.

    The Company's 1996 Stock Option and Incentive Plan provides that all restrictions on awards under the Plan will lapse upon a change in control. However, the Compensation Committee may decide to revoke this provision at any time prior to the change in control. Generally, a change in control occurs if: (a) someone becomes the beneficial owner of more than 50% of the voting power of the Company; (b) over two consecutive years, directors in office at the beginning of such period and new directors approved by at least a two-thirds vote of the directors then still in office cease to be at least a majority of the directors of the Company; (c) the shareholders approve a merger under which voting securities of the Company would represent less than 50% of the combined voting power of the surviving entity; or (d) the shareholders approve a plan of liquidation.

(6) Represents CNF stock options granted to the Named Executives by CNF prior to the Distribution.

(7) Amounts shown for 1996 in this column include: (a) payments for taxable group life insurance on behalf of Messrs. Curry, Blake, Morrison, Richards, Seeley, and Wrightson, equal to $2,628, $157, $233, $564, $382 and $846 and; (b) employer contributions to the 401(k) plan equal to $2,250 for each of the Named Executives; (c) $63,637 for Mr. Seeley represents final compensation for 1996 vacation and previously accrued vacation time payable as a result of Mr. Seeley's resignation from the Company, effective December 28, 1996; and (d) Directors' fees for serving on Boards of CNF subsidiaries and on the CNF executive administrative committee.

                          II. OPTION/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                           VALUATION
                         ----------------------------------------------------- --------------------------
                                                                                   POTENTIAL
                                                                               REALIZABLE VALUE
                                                                               AT ASSUMED RATES
                                                                                OF STOCK PRICE
                         NUMBERS OF                       EXERCISE             APPRECIATION FOR  REALIZED
                         SECURITIES  % OF TOTAL OPTIONS   OR BASE               OPTION TERM(2)   VALUE(3)
                         UNDERLYING GRANTED TO EMPLOYEES   PRICE    EXPIRATION ----------------- --------
NAME                     OPTIONS(2)    IN FISCAL YEAR    ($/SHARES)  DATE(1)    5%($)    10%($)    ($)
----                     ---------- -------------------- ---------- ---------- -------- -------- --------
W.R. CURRY..............   35,526           5.93%          $18.05    12/02/99  $101,076 $212,252  $  --
P.H. BLAKE..............    9,474           1.58%           18.05    03/02/97       --       --   77,687
D.F. MORRISON...........    8,882           1.48%           18.05    03/02/97       --       --   57,733
S.D. RICHARDS...........    5,921           0.99%           18.05    03/02/97       --       --   28,568
P.W. SEELEY.............    9,474           1.58%           18.05    03/02/97       --       --   55,627
R.E. WRIGHTSON..........    9,474           1.58%           18.05    12/09/99    26,955   56,602     --

-------
(1) No SARs were granted in 1996. The options were granted under CNF's Stock Option Plan prior to the Distribution. As part of the Distribution, stock options granted to Messrs. Blake, Morrison, Richards and Seeley became fully vested and were required to be exercised within 90 days of the Distribution. As part of their severance from CNF, Messrs. Curry and Wrightson were given three years to exercise their CNF options under the terms of the CNF Stock Option Plan.

(2) Options granted to Messrs. Curry and Wrightson are valued based upon assumed 5% and 10% annualized increases over grant price, which was the market value of the stock on the date of the grant adjusted for the Distribution.

(3) All options were exercised on or prior to March 2, 1997. Amounts indicate actual value realized.

              III. OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

  The following table provides information on option/SAR exercises in 1996 by the Named Executives and the value of such officers' unexercised options/SARs at December 31, 1996.

                                                NUMBER OF
                                                SECURITIES        VALUE OF
                                                UNDERLYING    UNEXERCISED IN-
                                               UNEXERCISED       THE-MONEY
                                               OPTIONS/SARS   OPTIONS/SARS AT
                                              AT FY-END #(1)  FY-END ($)(1)(2)
                                      VALUE   -------------- ------------------
                     SHARES ACQUIRED REALIZED  EXERCISABLE/     EXERCISABLE/
NAME                 ON EXERCISE(#)    ($)    UNEXERCISABLE    UNEXERCISABLE
----                 --------------- -------- -------------- ------------------
W. R. CURRY.........        --       $   --   415,898/35,526 $2,780,315/149,209
P.H. BLAKE..........        --           --         56,902/0     175,912/0
D.F. MORRISON.......      8,421      112,516        31,087/0     152,667/0
S.D. RICHARDS.......      5,921       28,568             0/0        0/0
P.W. SEELEY.........     13,000      121,988       113,254/0     615,397/0
R.E. WRIGHTSON......      5,000       62,500    82,090/9,474   419,010/39,791

--------
(1) At December 31, 1996, Mr. Curry had 391,479 exercisable options valued at $2,525,940 and 24,419 exercisable SAR's valued at $254,375; and 35,526 unexercisable options valued at $149,209. Mr. Wrightson had 76,987 exercisable options valued at $351,235 and 5,103 exercisable SAR's valued at $67,775; and 9,474 unexercised options valued at $34,791. The value of unexercised stock options is based on the closing price of CNF Common Stock of $22.25 on December 31, 1996.

(2) The SAR's were granted to Messrs. Curry, Seeley and Wrightson under CNF's Incentive Compensation Stock Appreciation Right Plan (SAR Plan). Under the SAR Plan, selected key employees were afforded the opportunity to convert cash awards under CNF's short-term incentive compensation plans into SAR's corresponding in value to CNF's Common Stock. The SAR's fluctuated in value as the price of the Common Stock increased or decreased and earned amounts equal to dividends declared on the Common Stock. When the SAR Plan was terminated, the value of all outstanding SAR's was fixed as of that date. Interest equivalents at the prime rate have been paid on outstanding balances credited to participants since April 1, 1990. Payouts are made in cash and commence upon a participant's prior election or termination of employment. Subsequent to the Distribution, the Company assumed CNF's obligations with respect to the SARs.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  One of the Compensation Committee's responsibilities is to determine the compensation of executive officers. The Committee is composed of four non-employee directors.

  Compensation for the Company's executive officers prior to the Distribution on December 2, 1996 was approved by the CNF Compensation Committee. CNF's general compensation policy is to pay for performance, with a major portion of total potential compensation at risk through short-term and long-term incentive compensation.

  The Company's Compensation Committee intends to continue this general compensation philosophy and the compensation policies discussed below. During 1997, the Committee will reassess the Company's compensation program and policies with the assistance of an independent compensation consultant.

  The executive compensation program consists of three key elements: salary, annual cash bonus and long-term incentives. In 1995, CNF engaged an independent compensation consultant to reassess the competitiveness of its compensation programs for senior management, including the executive officers of the Company. As part of this study, the consultant was asked to analyze and compare CNF's base salaries, annual bonuses and long-term incentive awards with competitive practices and levels. The consultant concluded that, taken together, the elements of the CNF's compensation package deliver pay opportunity that is situated well within competitive norms for base salary and annual bonuses. The consultant also concluded that the long-term incentive compensation was at the low end of the competitive range.

BASE SALARY

  For 1996, the CNF Compensation Committee sought to pay base salaries that were competitive with those of other companies in the freight transportation industry, taking into account CNF's size compared to those companies. It reviewed base salaries for executive officers against competitive salary data for officers in similar positions at peer companies as well as surveys of executive compensation for general industry. The Committee determined that executive salaries were generally competitive.

  No salary increases were granted to the Named Executives in 1996, except Mr. Morrison. In his prior position, as Vice President and Treasurer of CNF, the CNF Compensation Committee approved a merit increase on January 1, 1996. The Company's Compensation Committee approved an additional increase in salary effective December 1, 1996, when he was promoted to Executive Vice President and Chief Financial Officer of the Company, in recognition of his increased responsibilities and new position.

SHORT-TERM INCENTIVE COMPENSATION

  The CNF Compensation Committee delegated to the Chief Executive Officer and other executive officers the responsibility and authority to design and administer CNF's short-term incentive plans. These plans provide for annual cash bonuses to regular, full-time, non-contractual employees.

  At the end of the year, each major subsidiary develops goals which reflect its business objectives for the following year. These goals represent measurable performance objectives based on such criteria as profits, revenue, returns on equity, assets or capital, expenses, cash flow or service. The final incentive compensation plans are reviewed and approved by the CNF Compensation Committee.

  Upon attainment of the established performance goals, participants may receive incentive compensation based on a percentage of base salary (the participant's "participation factor"), with the opportunity to increase that percentage for performance in excess of the stated goals. The participation factors were 50% of salary for Mr. Curry and 35% of salary for the other Named Executives in 1996.

  The Named Executives, except Mr. Morrison, participated in the Company's plan which was based on the Company's pre-incentive operating income. Since Mr. Morrison then worked for CNF, he participated in the CNF plan which generally represented a compilation of the profit goals of all of CNF's major subsidiaries, including the Company. Officers participating in the Company's plan also had the opportunity to be paid a bonus of 5% of salary based on improvement in accounts receivable.

  Since performance objectives were not attained, no bonuses were paid in 1996 to the Named Executives participating in the Company's incentive compensation plan. As a participant in the CNF incentive compensation plan, Mr. Morrison received a bonus of 27% of his salary, as shown in the preceding "Summary Compensation Table".

LONG-TERM INCENTIVE COMPENSATION

  CNF believes that executives should have a large stake in the risks and rewards of long-term ownership of CNF. The Stock Option Plan of 1988 provides for the granting of options to purchase shares of CNF's Common Stock to key employees of CNF and its subsidiaries.

  As part of the 1995 engagement of the compensation consultant referred to earlier, the consultant was asked to review various stock option allocation methodologies and to recommend a formula appropriate for CNF and consistent with practices in comparable companies. The allocation formula recommended by the consultant takes into consideration each executive's organizational position, decision-making influence and accountability over the strategic results of CNF. After reviewing information and suggestions provided by the consultant and adjusting for individual factors, the CNF Compensation Committee granted options to officers of CNF and its subsidiaries, including 78,751 shares to the Named Executives, effective July 1, 1996 as shown in the preceding "Option/SAR Grants Table". As part of the Distribution, the CNF Compensation Committee waived the vesting requirement of continued employment for one year with CNF. However, the period for exercising these options and options previously granted by CNF to the Named Executives was shortened to March 2, 1997, except for Messrs. Curry and Wrightson. Pursuant to a severance agreement with CNF, the date by which their options must be exercised was accelerated to on or before December 2, 1999.

  In order to bring CNF's long-term incentive compensation to competitive levels, the compensation consultant recommended, and the CNF Compensation Committee approved, the Return on Equity Plan for executives based on the increase in CNF's shareholder equity over three years. As part of the Distribution, the Named Executives forfeited the opportunity to earn such bonuses.

  Under the CNF Long-Term Incentive Plan of 1988 and its predecessor, the Long-Term Incentive Plan of 1978, key employees of CNF and its subsidiaries, including some of the Named Executives, have previously been awarded growth units entitling them to certain cash benefits upon such units vesting and appreciating in value. No such growth awards have been awarded since 1990.

  Prior to the Distribution, the Board of Directors of the Company adopted and CNF, as the sole shareholder of the Company, approved, the Company's 1996 Stock Option and Incentive Plan, effective as of the Distribution on December 2, 1996. The CNF Compensation Committee reviewed and approved the number of shares to be made available under the plan, the initial grant of restricted stock awards for the Company's executive officers and directors, and the lapsing of restrictions and vesting of the restricted shares. In making its determination, the CNF Compensation Committee obtained the advice of an independent compensation consultant. This plan was adopted in lieu of the CNF Stock Option Plan of 1988 and the CNF Return on Equity Plan as the sole long-term incentive plan for the Company.

  In determining the amount of the share awards, the CNF Compensation Committee, with the advice of a compensation consultant, first determined that the Stock Option and Incentive Plan should provide for awards of up to 15% of the Company's outstanding Common Stock. Next, the Committee determined that approximately half the awards should be granted to officers (including the Named Executives) and directors as the initial grant in order to maximize the incentive for a return to profitability and rapid growth of profits as soon as possible.

  The Company's Compensation Committee reviewed and approved the recommendation of the CNF Compensation Committee, and made the recommended grants on December 2, 1996, the date of the Distribution. The grants were in keeping with the general policy of pay for performance and the policy that an even greater portion of the total potential compensation for officers generally, and even more so for the Named Executives, should be tied to performance. The grants were also consistent with the objective of aligning the interests of officers with the long-term interests of the Company's shareholders. The shares vest ratably over three years and are contingent upon increases in the stock price over the average stock price during the first five trading days after the Distribution. The restrictions and performance measures are more fully described under the preceding discussion of "Compensation of Directors".

  The amount of share awards made was based on the principles that the officers were the key executives who could return the Company to profitability and thereafter grow profits, thereby benefitting the Company's shareholders, and that the officers should have a significant incentive tied to an increase in shareholder value reflecting the magnitude of the challenge in turning around the Company. Allocation among officers was based on a judgment of the relative contribution that would be made by the individual executives. The awards to the Named Executives are disclosed in the preceding "Summary Compensation Table".

CEO COMPENSATION

  Like the other executive officers of the Company, Mr. Curry's 1996 salary was approved by the CNF Compensation Committee taking into consideration competitive salary data provided by CNF's independent consultant. He received no salary increase in 1996 and earned no bonus under the short-term incentive compensation plan.

  Effective July 1, 1996, the CNF Committee also instituted a new annual bonus program for operating company chief executives, with bonus payments tied to the achievement of targeted operating ratios. Mr. Curry did not receive bonus payments under the program.

  As discussed earlier, the independent executive compensation consultant was specifically asked to recommend a formula for stock option allocations. Consistent with the recommended formula, Mr. Curry was awarded options for shares having an aggregate exercise price of approximately one and one-half times his annual salary.

  The Company's Compensation Committee granted Mr. Curry a restricted stock award on December 2, 1996 for 300,000 shares of the Company's Common Stock. Mr. Curry was granted the largest share, of two times the next highest award, based on the Committee's judgment of the relative importance of his position.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  The federal income tax law limits the deductibility of certain compensation paid to the Chief Executive Officer and the four other most highly compensated executives as of the end of the fiscal year (the "covered employees") in excess of the statutory maximum of $1 million per covered employee. The Company's Compensation Committee has adopted the general policy that, where feasible, compensation paid to the covered employees should be structured so as to maximize the deductibility of such compensation for federal income tax purposes; however, there may be circumstances where portions of such compensation will not be deductible.

                          THE COMPENSATION COMMITTEE

          J. Frank Leach, Chairman                            James B. Malloy
               Robert W. Hatch                               Raymond F. O'Brien

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries. Mr. O'Brien previously served as an officer of the Company's principal operating subsidiary from 1962 to 1975. He subsequently served at various times as President, Chief Executive Officer and Chairman of the Board of CNF before retiring in 1995.

                               PERFORMANCE GRAPH
       CONSOLIDATED FREIGHTWAYS CORPORATION, S & P MIDCAP 400 INDEX, AND
                        S & P SMALL CAP TRUCKING INDEX

  The graph assumes that $100 was invested on November 13, 1996, the date on which "when-issued" trading commenced in the Company's Common Stock, in each of: the Company's Common Stock ("CFWY"), the S & P 400 Index and the S & P Small Cap Trucking Index, and that dividends in the two indexes were reinvested.

                                                 S&P          S&P
      Measurement Period                         MIDCAP       SMALL CAP
     (Fiscal Year Covered)        CFWY           400 INDEX    TRUCK INDEX
     -------------------          ----------     ---------    -----------
       Measurement Pt-11/13/96      $100           $100         $100
       FYE 11/19/96                 $117.857       $101.372     $100.866
       FYE 11/26/96                 $114.286       $102.211     $102.465
       FYE 12/03/96                 $101.786       $105.831     $102.749
       FYE 12/17/96                 $105.357       $106.115     $ 98.913
       FYE 12/24/96                 $116.071       $105.077     $100.66
       FYE 12/31/96                 $126.786       $107.506     $102.248

                              PENSION PLAN TABLE
                     ESTIMATED ANNUAL RETIREMENT BENEFITS

  The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company's Pension Plan.

AVERAGE FINAL TOTAL EARNINGS DURING          YEARS OF PLAN PARTICIPATION
  HIGHEST FIVE CONSECUTIVE YEARS     --------------------------------------------
  OF LAST TEN YEARS OF EMPLOYMENT                20       25       30       35
-----------------------------------     15    -------- -------- -------- --------
$200,000.........................    $ 46,834 $ 65,445 $ 84,056 $102,667 $121,278
$300,000.........................    $ 70,334 $ 98,945 $127,056 $155,167 $183,278
$400,000.........................    $ 94,834 $132,445 $170,056 $207,667 $245,278
$500,000.........................    $118,834 $165,945 $213,056 $260,167 $307,278
$600,000.........................    $142,834 $199,445 $256,056 $312,667 $369,278
$700,000.........................    $166,834 $232,945 $299,056 $365,167 $431,278
$800,000.........................    $190,834 $266,445 $342,056 $417,667 $493,278

  Compensation covered for the Named Executives is the highest five-year average over the last ten years of employment of the "Salary" and "Bonus" shown in the preceding Summary Compensation Table. Retirement benefits shown are payable at or after age 65 in the form of a single life annuity, using the current level of Social Security benefits to compute the adjustment for such benefits.

  Applicable law limits the annual benefits which may be paid from a tax-qualified retirement plan to $120,000 per year currently, and prevents pension accruals for compensation in excess of $150,000 per year and for deferred compensation. The Company has adopted non-qualified plans to provide for payment out of the Company's general funds of benefits not covered by the qualified plans. The table above represents total retirement benefits which may be paid from a combination of qualified and nonqualified plans.

  As of December 31, 1996, Messrs. Curry, Blake, Morrison, Richards, Seeley and Wrightson had approximately 28, 21, 10, 5, 23, and 29 years of plan participation, respectively.

                            PRINCIPAL SHAREHOLDERS

  According to information furnished to the Company as of February 14, 1997, the only persons known to the Company to own beneficially an interest in 5% or more of the shares of Common Stock are set forth below. All such information is as reported in the most recent Schedule 13G filed by each such person with the Securities and Exchange Commission.

                                                   AMOUNT AND NATURE OF PERCENT
NAME AND ADDRESS                                   BENEFICIAL OWNERSHIP OF CLASS
----------------                                   -------------------- --------
J.P. Morgan & Co., Incorporated................... 2,992,917 Common(1)    13.6%
 60 Wall Street
 New York, NY 10260
The Goldman Sachs Group, L.P. .................... 2,012,622 Common(2)     9.1%
 and Goldman Sachs & Co.
 85 Broad Street
 New York, NY 10004
FMR Corp. ........................................ 1,963,560 Common(3)     8.9%
 82 Devonshire Street
 Boston, MA 02109

--------
(1) J.P. Morgan & Co., Incorporated has sole voting power over 1,894,038 shares, shared voting power over 15,019 shares, sole dispositive power over 2,971,423 shares and shared dispositive power over 20,344 shares.

(2) The Goldman Sachs Group, L.P. and Goldman Sachs & Co. have sole voting power over 0 shares, shared voting power over 2,006,622 shares, sole dispositive power over 0 shares and shared dispositive power over 2,006,622 shares.

(3) FMR Corp., through its subsidiaries Fidelity Management & Research Company and Fidelity Management Trust Company, has sole voting power over 22,384 shares, shared voting power over 0 shares, sole dispositive power over 1,963,560 shares and shared dispositive power over 0 shares.

                COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  The Company believes that, during 1996 its executive officers and directors have complied with all Section 16 filing requirements.

                              CONFIDENTIAL VOTING

  The Board of Directors has adopted a confidential voting policy. Under this policy, all proxies, ballots and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions, and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

  Access to proxies, ballots and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count and tabulation of proxies.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Under the rules of the Securities and Exchange Commission now in effect, shareholder proposals intended for inclusion in next year's proxy statement must be directed to the Corporate Secretary, Consolidated Freightways Corporation, at 175 Linfield Drive, Menlo Park, California 94025, and must be received by December 1, 1997.

                                 OTHER MATTERS

  The Company will furnish to interested shareholders, free of charge, a copy of its 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report will be available for mailing after April 11, 1997. Please direct your written request to the Corporate Secretary, Consolidated Freightways Corporation, 175 Linfield Drive, Menlo Park, California 94025.

  The expense of proxy solicitation will be paid by the Company. The solicitation is being made by mail and may also be made by telephone, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. The Company has engaged The Bank of New York to act as inspector of elections. The Company does not expect to pay any compensation for the solicitation of proxies, but it will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company's Common Stock.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ MARYLA R. BOONSTOPPEL
                                         MARYLA R. BOONSTOPPEL
                                         Vice President and Secretary

April 1, 1997

                           [LOGO OF RECYCLED PAPER]

                     CONSOLIDATED FREIGHTWAYS CORPORATION

                                   P R O X Y

          This Proxy is Solicited on Behalf of the Board of Directors of Consolidated Freightways Corporation

    The undersigned appoints D.F. MORRISON, S.D. RICHARDS, W.D. WALSH and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of CONSOLIDATED FREIGHTWAYS CORPORATION, which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, May 12, 1997 at 10:00 A.M. or at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

    You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations.

    This proxy when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors.

                                      (Continued and to be signed on other side)

                     CONSOLIDATED FREIGHTWAYS CORPORATION
                                P.O. BOX 11313
                           NEW YORK, N.Y. 10203-0313

The Board of Directors recommends a vote FOR the election of directors.

1.  Election of three Group I directors for a three-year term

    [_]  FOR all nominees       [_]  WITHHOLD AUTHORITY      [_]  EXCEPTIONS*
         listed below.               to vote for all
                                     nominees listed below.

    Nominees:  W. Roger Curry, G. Robert Evans, James B. Malloy
    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

                                                 Change of Address and/or
                                                 Comments Mark Here

                                     Note:  Please sign exactly as name appears
                                            hereon. Joint owners should each
                                            sign. When signing as attorney,
                                            executor, administrator, trustee
                                            or guardian, please give full title
                                            as such.

                                     Dated ______________________________, 1997

                                     Signature ________________________________

                                     Signature _________________________________

                                     Votes must be indicated
                                     (X) in Black or Blue ink.    [X]

               Please Mark, Sign Date and Return the Proxy Card
                     Promptly Using the Enclosed Envelope.